Exhibit 99.1



August 19, 2003                                            W. H. Hardman, Jr
Greenville, South Carolina                                 (864)255-4127




                           DELTA MILLS, INC ANNOUNCES
                     FOURTH QUARTER AND FISCAL 2003 RESULTS



     Delta Mills, Inc. reported net sales of $48.7 million for the quarter ended June 28, 2003, compared to net sales of $52.4 million for the quarter ended June 29, 2002. The 7.1% decrease was principally due to a decline in unit sales related to customer order deferments that resulted from a slowdown at retail partially offset by a slight increase in average sales prices due to the introduction of some new products. For the year ended June 28, 2003, the Company reported net sales of $177.2 million compared to net sales of $174.7 million for the year ended June 29, 2002. This sales increase of 1.5% was principally due to an increase in average sales prices as a result of a change in product mix that included the addition of some new products.

     The Company reported an operating profit of $2.0 million for the quarter ended June 28, 2003 compared to an operating profit of $2.8 million for the quarter ended June 29, 2002. The decline was primarily due to reduced unit sales, higher manufacturing costs associated with reduced running schedules, costs associated with modernizing the Company's Estes plant, and the start-up of some new products partially offset by a more profitable product mix. For the year ended June 28, 2003 the Company reported operating profit of $5.8 million compared to an operating loss of $10.4 million for the year ended June 29, 2002. The operating profit for fiscal 2003 included restructuring expenses associated with the closing of the Company's Catawba Plant of $0.4 million. The operating loss reported for fiscal 2002 included asset impairment and restructuring expenses associated with closed facilities of $8.7 million. In addition to the lower asset impairment and restructuring expenses in fiscal 2003, the improvement in operating earnings from fiscal 2002 to fiscal 2003 was due to lower raw material cost, manufacturing cost reductions and a more profitable product mix.

     Included in the Other (expense) income category for the quarter and year ended June 28, 2003 are before tax gains of $2.3 million and $3.6 million, respectively, from the repurchase by the Company of a portion of its 9-5/8% senior notes. For the quarter and year ended June 29, 2002, the Company reported a before tax gain of $15.6 million and $16.1 million, respectively, in this category.

     The Company reported net income of $2.0 million for the quarter ended June 28, 2003 compared to net income of $10.9 million for the quarter ended June 29, 2002. For the year ended June 28, 2003 the Company reported net income of $2.6 million compared to a net loss of $2.1 million for the year ended June 29, 2002. The net income for the year ended June 28, 2003 includes restructuring expenses associated with the closing of the Catawba Plant of $0.2 million on an after tax basis. The net loss for the year ended June 29, 2002 included asset impairment and restructuring expenses associated with closed facilities of $5.6 million on an after tax basis.

     W.F. Garrett, President and CEO, commented, "Our fourth quarter was generally consistent with the entire fiscal year of 2003. Retail activity for casual pants remains slow and we see no dramatic improvement in the near future as our inventories continue to be adjusted. Due to our focused effort on cost reductions and more attention to efficiently operating our day-to-day business in response to growing customer demand for quick response, Delta Woodside's overall performance significantly improved. By following our business plan, we expect to continue to move in the right direction."

     The preceding discussion contains certain "forward-looking statements". These are based on the Company's expectations and are necessarily dependent upon assumptions, estimates and data that the Company believes are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations and the discovery of unknown conditions (such as with respect to environmental matters and similar items). Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized.

     The  Company  does  not   undertake  to  publicly   update  or  revise  the
forward-looking statements even if it becomes clear that any projected results will not be realized.

     Delta Mills Inc., headquartered in Greenville, South Carolina, manufactures and sells textile products for the apparel industry. The Company, which employs approximately 1,600 people, operates five plants located in South Carolina.



                                       ###


CONSOLIDATED STATEMENTS OF OPERATIONS
Delta Mills Inc.
(In Thousands)                              3 Months Ended    3 Months Ended    12 Months Ended  12 Months Ended
                                           June 28, 2003      June 29, 2002     June 28, 2003     June 29, 2002
                                          -----------------  ----------------  ----------------  -----------------

Net sales                                         $ 48,672          $ 52,366         $ 177,193          $ 174,673

Cost of goods sold                                  43,802            46,808           160,243            165,266
                                          -----------------  ----------------  ----------------  -----------------
Gross profit                                         4,870             5,558            16,950              9,407
Selling, general and administrative expenses         2,940             3,138            11,370             11,634
Impairment and restructuring expenses                                                      398              8,683
Other income                                            46               390               582                476
                                          -----------------  ----------------  ----------------  -----------------
  OPERATING PROFIT (LOSS)                            1,976             2,810             5,764            (10,434)
Other (expense) income:
  Interest expense                                  (1,178)           (1,688)           (5,275)            (9,090)
  Interest income                                                          8                                  192
  Gain on extinguishment of debt                     2,340            15,572             3,643             16,072
                                          -----------------  ----------------  ----------------  -----------------
                                                     1,162            13,892            (1,632)             7,174
                                          -----------------  ----------------  ----------------  -----------------

 INCOME(LOSS) BEFORE INCOME TAXES                    3,138            16,702             4,132             (3,260)
Income tax expense (benefit)                         1,172             5,762             1,541             (1,198)
                                          -----------------  ----------------  ----------------  -----------------

NET INCOME (LOSS)                                  $ 1,966          $ 10,940           $ 2,591           $ (2,062)
                                          =================  ================  ================  =================



CONSOLIDATED BALANCE SHEETS
Delta Mills, Inc. (In Thousands, except share amounts)
                                                             June 28, 2003        June 29, 2002
                                                           ------------------     ---------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                            $ 520                $ 52
  Accounts receivable:
     Factor and other                                                 44,628              49,887
     Less allowances for doubtful accounts and returns                   180                  32
                                                           ------------------     ---------------
                                                                      44,448              49,855
  Inventories
     Finished goods                                                    7,711               7,085
     Work in process                                                  25,765              19,878
     Raw materials and supplies                                       10,659               5,784
                                                           ------------------     ---------------
                                                                      44,135              32,747

  Deferred income taxes                                                1,517               1,347
  Other assets                                                           520                  25
                                                           ------------------     ---------------
                                TOTAL CURRENT ASSETS                  91,140              84,026

Assets held for sale                                                   3,948               3,141

PROPERTY, PLANT AND EQUIPMENT, at cost                               157,400             159,597
     Less accumulated depreciation                                    90,619              89,096
                                                           ------------------     ---------------
                                                                      66,781              70,501

DEFERRED LOAN COSTS AND OTHER ASSETS                                     459                 769

                                                           ------------------     ---------------
                                                                   $ 162,328           $ 158,437
                                                           ==================     ===============

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Trade accounts payable                                            $ 14,217            $ 11,689
  Revolver                                                            24,856              11,365
  Payable to Affiliates                                                3,517               3,321
  Accrued employee compensation                                        1,414               1,696
  Accrued and sundry liabilities                                      20,479              18,621
                                                           ------------------     ---------------
                    TOTAL CURRENT LIABILITIES                         64,483              46,692
LONG-TERM DEBT                                                        31,941              47,819
DEFERRED INCOME TAXES                                                  8,421               9,340
DEFERRED COMPENSATION                                                  7,573               7,267
SHAREHOLDERS' EQUITY
  Common Stock -- par value $.01 a share -- authorized
3,000 shares, issued and outstanding 100 shares
  Additional paid-in capital                                          51,792              51,792
  Retained deficit                                                    (1,882)             (4,473)
                                                           ------------------     ---------------
                                                                      49,910              47,319
COMMITMENTS AND CONTINGENCIES
                                                           ------------------     ---------------
                                                                   $ 162,328           $ 158,437
                                                           ==================     ===============



CONSOLIDATED STATEMENTS OF CASH FLOWS
Delta Mills Inc. (In Thousands)
                                                             12 Months Ended   12 Months Ended
                                                            June 28, 2003       June 29, 2002
                                                           ----------------    ----------------
OPERATING ACTIVITIES
  Net income (loss)                                                $ 2,591            $ (2,062)
  Adjustments to reconcile net income(loss) to net
     cash provided by operating activities:
     Depreciation                                                    8,979               9,174
     Amortization                                                      135                 370
     Decrease in deferred loan costs                                   175                 541
     Gain on early retirement of debt                               (3,818)            (16,613)
     Provision for impairment and restructuring                        398               8,683
     Change in deferred income taxes                                (1,089)             (1,225)
     Gains on disposition of property
        and equipment                                                 (433)               (356)
     Deferred compensation                                             306                 672
     Changes in operating assets and liabilities                    (2,744)              3,238
                                                           ----------------    ----------------

           NET CASH PROVIDED BY
                     OPERATING ACTIVITIES                            4,500               2,422

INVESTING ACTIVITIES
  Property, plant and equipment:
     Purchases                                                      (6,442)             (6,496)
     Proceeds of dispositions                                          807                 429
                                                           ----------------    ----------------
           NET CASH USED BY
                      INVESTING ACTIVITIES                          (5,635)             (6,067)

FINANCING ACTIVITIES
  Proceeds from revolving lines of credit                          195,461              44,979
  Repayments on revolving lines of credit                         (181,970)            (33,614)
  Repurchase and retirement of long term debt                      (11,888)            (19,383)
                                                           ----------------    ----------------
           NET CASH PROVIDED (USED) BY
                     FINANCING ACTIVITIES                            1,603              (8,018)
                                                           ----------------    ----------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                       468             (11,663)

Cash and cash equivalents at beginning of year                          52              11,715
                                                           ----------------    ----------------

             CASH AND CASH EQUIVALENTS
                      AT END OF PERIOD                               $ 520                $ 52
                                                           ================    ================

